Exhibit (a)(1)(E)

AMENDMENT TO
WARRANT TO PURCHASE COMMON STOCK

This Amendment (the “Amendment”) to Warrant to Purchase Common Stock (the “Warrant”), is made and entered into as of the Expiration Date (as defined in this Amendment), by and between root9B Technologies, Inc. (f/k/a Premier Alliance Group, Inc.), a Delaware corporation (the “Company”) and the undersigned (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Warrant.

WHEREAS, in connection with the Company’s tender offer with respect to the amendment and exercise of certain issued and outstanding warrants to purchase shares of common stock of the Company, including the Warrant, as set forth in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of root9B Technologies, Inc., dated January 11, 2016, a copy of which has been delivered to the Holder (the “Offer to Amend and Exercise”), the Company and the Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Expiration Date. The definition of “Expiration Date” set forth in Section 1 of the Warrant is hereby amended and restated to be 11:59 p.m., Eastern time, on February 9, 2016, as may be extended by the Company in its sole discretion.

2. Exercise Price. The definition of “Exercise Price” set forth in the Section 1 of the Warrant is hereby amended and restated to be $1.10 per share of Common Stock.

3. Exercise Procedures. Section 2(a) of the Warrant is hereby amended and restated in its entirety as follows:

“(a) Exercise of Warrants.

(i) The purchase rights represented by this Warrant shall be deemed exercised by delivery before the Expiration Date of all of the following: (i) a signed copy of the Election to Participate and Exercise Warrant (as defined in that certain Offer to Amend and Exercise Warrants to Purchase Common Stock of root9B Technologies, Inc. dated January 11, 2016 (the “Offer to Amend and Exercise”), (ii) a signed copy of an Accredited Investor Questionnaire (as defined in the Offer to Amend and Exercise), (iii) the original copy of this Warrant (or an Affidavit of Lost Warrant in the form required by the Offer to Amend and Exercise) for cancellation, and (iv) cash in the amount equal to $1.10 per share multiplied by the number of Warrant Shares the Holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). The cash may be tendered in the form of a check payable to root9B Technologies, Inc. or by wire transfer to the Company’s account as set forth in the Election to Participate and Exercise Warrant. Each of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date to: Maxim Group, LLC, Attn: Karen Orlando and Monique Mitnick, 405 Lexington Avenue, New York, New York 10174, Fax No. (212) 895-3555. This Amendment shall be deemed ineffective and null and void if all of the Acceptance and Exercise Documents are not delivered in accordance herewith prior to the Expiration Date.

(ii) Upon the exercise of this Warrant in compliance with the provisions of Section 2(a) as promptly as reasonably practicable, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for that number of Warrant Shares issuable upon such exercise. In the event that the rights under this Warrant are exercised in part and have not expired, the Company shall execute and deliver a new Warrant reflecting the number of Warrant Shares that remain subject to this Warrant.

4. Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

5. Governing Law. This Amendment shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

6. Continued Validity. Except as otherwise expressly provided herein, the Warrant shall remain in full force and effect.

7. Approval of Amendment; No Execution Required. By Holder’s execution and delivery of an Election to Participate and Exercise Warrant together with the other Acceptance and Exercise Documents in accordance with the terms of the Offer to Amend and Exercise, each of the Company and the Holder shall be deemed to have authorized, approved and executed this Amendment.